July 21, 2017

The Bank of New York Mellon

225 Liberty Street

New York, N.Y. 10286

Dear Sirs,

I have acted as Mexican counsel to Nacional Financiera, S.N.C. (the "CPO Trustee"), a national credit institution and development bank organized under the laws of the United Mexican States, in connection with the registration of Global Depositary Shares ("GDSs") under the United States Securities Act of 1933 pursuant to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). Each of the GDSs will represent five (5) of the Certificados de Participación Ordinarios (Ordinary Participation Certificates) (the "CPOs") issued by the CPO Trustee pursuant to the terms of that certain Mexican trust agreement dated November 22, 1993 between Emilio Azcarraga Milmo and Nacional Financiera, S.N.C., as trustee, and acknowledged by Grupo Televisa, S.A.B., as amended by the agreement dated February 14, 2000 between the estate of Emilio Azcarrago Milmo, Nacional Financiera, S.N.C., as trustee, Banco Nacional de Mexico, S.A., as common representative, and acknowledged by Grupo Televisa, S.A.B. (the "Trust Agreement"), formalized by public deed dated December 10, 1993, as amended on February 21, 2000 (the "CPO Deed"), which is registered with and may be examined at the Public Registry of Commerce of the Federal District in Mexico City. Each CPO represents financial interests in, and limited voting rights with respect to, 25 Series A Shares, without par value, 35 Series B Shares, without par value, 35 Preferred Payment Shares, without par value, and 35 Series L Shares, without par value, of Grupo Televisa, S.A.B.

In preparing the opinion expressed below, I have examined and relied upon originals or copies authenticated to my satisfaction of the Trust Agreement, the CPO Deed and certain corporate records of the CPO Trustee. In addition, I have made such other investigations as I considered necessary or appropriate as a basis for the opinion herein expressed.

Based on the foregoing, I am of the opinion that the CPOs are duly authorized, validly issued, fully paid and nonassessable; and entitle the holders thereof the rights specified in the Trust Agreements and the CPO Deed.

I hereby consent the use of this opinion as Exhibit 4.2 of the registration of Global Depositary Shares evidenced by Global Depositary Receipts under the United Stated Securities Act of 1933, pursuant to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission.

This opinion is limited to the matters of Mexican law, and except as specifically expressed herein, no opinion whatsoever is expressed with respect to the Registration Statement.

Very truly yours,

By:	Nacional Financiera, S.N.C.
As trustee

By:	/s/ Berenice Martínez Mejía
Name:	Berenice Martínez Mejía
Trustee Delegate